Exhibit 4.30

HLSS SERVICER ADVANCE RECEIVABLES TRUST,
as Issuer,
DEUTSCHE BANK NATIONAL TRUST COMPANY,
as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary,
HLSS HOLDINGS, LLC,
as Administrator and as Servicer (on and after the MSR Transfer Date),
OCWEN LOAN SERVICING, LLC,
as a Subservicer and as Servicer (prior to the MSR Transfer Date),
NEW RESIDENTIAL INVESTMENT CORP.,
and
BARCLAYS BANK PLC,
as Administrative Agent and
as sole Holder of the Class A-VF1 Variable Funding Notes, the Class B-VF1 Variable Funding Notes, the Class C-VF1 Variable Funding Notes and the Class D-VF1 Variable Funding Notes
__________
AMENDMENT NO. 9
dated as of June 11, 2015
to the
SECOND AMENDED AND RESTATED SERIES 2012-VF1 INDENTURE SUPPLEMENT
dated as of August 30, 2013
and to the
SIXTH AMENDED AND RESTATED INDENTURE,
dated as of January 17, 2014
and to the
SECOND AMENDED AND RESTATED NOTE PURCHASE AGREEMENT
dated as of August 30, 2013
__________
HLSS SERVICER ADVANCE RECEIVABLES TRUST
ADVANCE RECEIVABLES BACKED NOTES, SERIES 2012-VF1

AMENDMENT NO. 9 TO THE SERIES 2012-VF1 AGREEMENTS
This Amendment No. 9, dated as of June 11, 2015 (the “Effective Date”) (this “Amendment”), to the Second Amended and Restated Series 2012-VF1 Indenture Supplement, dated as of August 30, 2013 (as has been, and as may be further, amended, restated, supplemented or otherwise modified from time to time, the “Indenture Supplement”), by and among HLSS Servicer Advance Receivables Trust, as issuer (the “Issuer”), Deutsche Bank National Trust Company, as indenture trustee (the “Indenture Trustee”), as calculation agent (the “Calculation Agent”), as paying agent (the “Paying Agent”) and as securities intermediary (the “Securities Intermediary”), HLSS Holdings, LLC (“HLSS”), as administrator (in such capacity, the “Administrator”) and as servicer, on and after the MSR Transfer Date (in such capacity, the “Servicer”), Ocwen Loan Servicing, LLC (“OLS”), as a subservicer (in such capacity, the “Subservicer”), and as servicer, prior to the MSR Transfer Date (in such capacity, the “Servicer”), New Residential Investment Corp. (“NRZ”) and Barclays Bank PLC (“Barclays”), as administrative agent (the “Administrative Agent”), to that certain Sixth Amended and Restated Indenture, dated as of January 17, 2014 (as amended, supplemented, restated or otherwise modified from time to time, the “Base Indenture”, and together with the Indenture Supplement, the “Indenture”), among the Issuer, the Servicer, the Administrator, the Indenture Trustee, the Calculation Agent, the Paying Agent, the Securities Intermediary, Barclays, as administrative agent, Wells Fargo Securities, LLC, as administrative agent, and Credit Suisse AG, New York Bank, as administrative agent and to that certain Second Amended and Restated Note Purchase Agreement, dated as of August 30, 2013 (as has been, and as may be further, amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement,” and together with the Indenture Supplement, the “Series 2012-VF1 Agreements”), by and among the Issuer and Barclays, (the “Purchaser” or the “Noteholder”), as administrative agent, Purchaser and sole Holder of the Class A-VF1 Variable Funding Notes, the Class B-VF1 Variable Funding Notes, the Class C-VF1 Variable Funding Notes and the Class D-VF1 Variable Funding Notes (collectively, the “Notes”) issued pursuant to the Indenture Supplement. Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Indenture or Indenture Supplement, as applicable.
WHEREAS, Section 12.2 of the Base Indenture provides, among other things, that subject to the terms and provisions of each Indenture Supplement with respect to any amendment of such Indenture Supplement, the parties to the Indenture may at any time enter into an amendment to the Indenture, including any Indenture Supplement, with prior notice to the Note Rating Agency and the consent of Holders of more than 50% (by Class Invested Amount) of each Series or Class of Notes affected by such amendment of the Indenture, including any Indenture Supplement, for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of the Indenture, of modifying in any manner the rights of the Holders of the Notes of each such Series or Class under the Base Indenture or any Indenture Supplement, upon delivery of an Issuer Tax Opinion (unless the Noteholders unanimously consent to waive such opinion); provided, however, that no such amendment will modify any of the enumerated provisions set forth in Section 12.2 without the consent of the Holder of each Outstanding Note affected thereby;
WHEREAS, the Purchaser owns 100% of the Class A-VF1 Variable Funding Notes, the Class B-VF1 Variable Funding Notes, the Class C-VF1 Variable Funding Notes and the Class D-

VF1 Variable Funding Notes, which are the only Outstanding Notes issued pursuant to the Indenture Supplement;
WHEREAS, Section 12.3 of the Base Indenture provides that the Issuer shall deliver to the Indenture Trustee an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by the Indenture and that all conditions precedent thereto have been satisfied (the “Authorization Opinion”); and
WHEREAS, the Issuer, Administrator and the Noteholder desire to amend the Indenture Supplement and the Note Purchase Agreement as described below;
NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
Section 1.Amendment to Indenture Supplement.
(b)    Section 2 of the Indenture Supplement is hereby amended by deleting the table in the definition of “Advance Rates” in its entirety and replacing it with the following table:

Advance Type / Class of Notes	Class A-VF1 Variable Funding Notes	Class B-VF1 Variable Funding Notes	Class C-VF1 Variable Funding Notes	Class D-VF1 Variable Funding Notes
P&I Advances (other than Servicing Fee Advances) in Non-Judicial States	87.75%	89.50%	91.25%	95.00%
P&I Advances (other than Servicing Fee Advances) in Judicial States	81.75%	83.75%	86.00%	95.00%
Servicing Fee Advances in Non-Judicial States	87.75%	89.25%	90.75%	94.75%
Servicing Fee Advances in Judicial States	83.00%	84.75%	86.75%	92.25%
Escrow Advances in Non-Judicial States	87.75%	89.25%	90.75%	94.75%
Escrow Advances in Judicial States	87.75%	89.25%	90.75%	94.75%
Corporate Advances in Non-Judicial States	87.75%	89.25%	90.75%	94.75%
Corporate Advances in Judicial States	83.00%	84.75%	86.75%	92.25%
Loan-Level P&I Advances (other than Servicing Fee Advances) in Non-Judicial States	77.75%	81.50%	85.25%	91.00%
Loan-Level P&I Advances (other than Servicing Fee Advances) in Judicial States	71.75%	75.75%	80.00%	91.00%
Loan-Level Escrow Advances in Non-Judicial States	77.75%	81.25%	84.75%	90.75%
Loan-Level Escrow Advances in Judicial States	77.75%	81.25%	84.75%	90.75%
Loan Level Corporate Advances in Non-Judicial States	77.75%	81.25%	84.75%	90.75%
Loan-Level Corporate Advances in Judicial States	73.00%	76.75%	80.75%	88.25%

(c)    The definition of “Advance Rates” in Section 2 of the Indenture Supplement is hereby amended by deleting the following language in its entirety:
“provided, further, that, on and immediately after August 15, 2015, the Advance Rates applicable to the Receivables related to such Class of Notes shall be equal to the Advance Rates prior to August 15, 2015, minus 1.00%; provided, further, that on and immediately after September 15, 2015, the Advance Rates applicable to the Receivables related to such Class of Notes shall be equal to the Advance Rates prior to September 15, 2015, minus an additional 1.00%;”

(d)    The definition of “Advance Rates” in Section 2 of the Indenture Supplement is hereby amended by adding the following language immediately prior to the final proviso in such definition:
“provided, further, that, for any Class D-VF1 Variable Funding Notes, the weighted average Advance Rate shall not exceed 93.75%;”

(e)    A new defined term “Cap Payment Amount” is hereby added to Section 2 of the Indenture Supplement as follows:
““Cap Payment Amounts” means, in respect of any Class of Notes for any Interest Accrual Period, such amounts constituting the difference between (a) the Interest Payment Amounts that would be payable based on the Note Interest Rate for such Class of Notes determined without regard to the applicable Maximum Rate and (b) the Interest Payment Amounts.”
(f)    A new defined term “Cap Payment Holder” is hereby added to Section 2 of the Indenture Supplement as follows:
““Cap Payment Holder” means,
(i)    in respect of the portion of the Cap Payment Amount attributable to the Class A-VF1 Notes, Barclays Bank PLC;
(ii)    in respect of the portion of the Cap Payment Amount attributable to the Class B-VF1 Notes, Barclays Bank PLC;
(iii)    in respect of the portion of the Cap Payment Amount attributable to the Class C-VF1 Notes, Barclays Bank PLC; and
(iv)    in respect of the portion of the Cap Payment Amount attributable to the Class D-VF1 Notes, Barclays Bank PLC, or, in any case, any permitted assignee or transferee thereof so long as such permitted assignee satisfies all of the transfer restrictions with respect to the Notes set forth in the Base Indenture and the Note Purchase Agreement, mutadis mutandis.”
(g)    A new defined term “Derivative Agreement” is hereby added to Section 2 of the Indenture Supplement as follows:
““Derivative Agreement” means, with respect to the Series 2012-VF1 Notes, the interest rate “cap” hedging arrangement to be entered into on or before June 11, 2015 and any replacement therefor in accordance with such agreements and the terms thereof, which shall be a “Derivative Agreement” for purposes of the Base Indenture solely in respect of the Series 2012-VF1 Notes. The “Cap Rate” thereunder shall equal the Maximum Rate. The related Derivative Counterparty shall be the “Floating Rate Payer” thereunder. The Issuer shall be the “Fixed Rate Payer” thereunder. The “Notional Amount” thereunder shall be determined by the Derivative Counterparty and the Issuer.”
(h)    A new defined term “Derivative Agreement Account” is hereby added to Section 2 of the Indenture Supplement as follows:
“Derivative Agreement Account” means, the segregated non-interest bearing trust account or accounts, each of which shall be an Eligible Account, established and maintained for the benefit of the Cap Payment Holders pursuant to Section 19 and entitled “Deutsche Bank National Trust Company, as Indenture Trustee for the HLSS Servicer Advance Receivables Backed Notes, Derivative Agreement Account – Series 2012-VF1.”
(i)    The following new defined terms “Derivative Imbalance” and “Derivative Imbalance Required Reserve” are hereby added to Section 2 of the Indenture Supplement as follows:
““Derivative Imbalance” has the meaning set forth in Section 19 hereof.”
““Derivative Imbalance Required Reserve” means, on any date, an amount equal to the product of (i) the Derivative Imbalance, if any, on such date and (ii) 5.00%.”
(j)    A new defined term “Derivative Reserve Account” is hereby added to Section 2 of the Indenture Supplement as follows:
“Derivative Reserve Account” means, the segregated non-interest bearing trust account or accounts, each of which shall be an Eligible Account, established and maintained for the benefit of the Cap Payment Holders pursuant to Section 19 and entitled “Deutsche Bank National Trust Company, as Indenture Trustee for the HLSS Servicer Advance Receivables Backed Notes, Derivative Reserve Account – Series 2012-VF1.”
(k)    A new defined term “Maximum Rate” is hereby added to Section 2 of the Indenture Supplement as follows:
““Maximum Rate” means 0.75% per annum.”
(l)    Section 2 of the Indenture Supplement is hereby amended by deleting the definition of “Maximum VFN Principal Balance” in its entirety and replacing such definition with the following:
““Maximum VFN Principal Balance” means, in respect of any Class of Series 2012-VF1 Notes: (i) (A) for the Class A-VF1 Variable Funding Notes, $1,325,164,860, (B) for the Class B-VF1 Variable Funding Notes, $26,113,506, (C) for the Class C-

VF1 Variable Funding Notes, $27,547,698, and (D) for the Class D-VF1 Variable Funding Notes, $71,173,937; provided, that, at the Administrator’s option, the Administrator may instead allocate up to $750,000,000 of the Maximum VFN Principal Balance to increase the maximum principal balance of the notes issued pursuant to the HSART II Facility Documents, which shall result in a corresponding decrease in the amount of the Maximum VFN Principal Balance hereunder; provided, however, that any such shift shall be in conjunction with a transfer of Designated Servicing Agreements from the Base Indenture to the HSART II Facility in satisfaction of the PSA Migration Conditions; or (ii) in the case of each such Class on any date, such other amount calculated pursuant to a written agreement between the Administrator and the Administrative Agent.”
(m)    Section 2 of the Indenture Supplement is hereby amended by deleting the definition of “Note Interest Rate” in its entirety and replacing such definition with the following:
““Note Interest Rate” means, with respect to any Interest Accrual Period for each Class of Notes, the rates described below:
(i)    Class A-VF1 Variable Funding Notes: the sum of (A) the lesser of (I) the Index for such Interest Accrual Period and (II) the Maximum Rate plus (B) the applicable Margin;
(ii)    Class B-VF1 Variable Funding Notes: the sum of (A) the lesser of (I) the Index for such Interest Accrual Period and (II) the Maximum Rate plus (B) the applicable Margin;
(iii)    Class C-VF1 Variable Funding Notes: the sum of (A) the lesser of (I) the Index for such Interest Accrual Period and (II) the Maximum Rate plus (B) the applicable Margin; and
(iv)    Class D-VF1 Variable Funding Notes: the sum of (A) the lesser of (I) the Index for such Interest Accrual Period and (II) the Maximum Rate plus (B) the applicable Margin;
provided, that if, for any Interest Accrual Period, (a) the Index is not determinable, or (b) a Eurodollar Disruption Event (under clause (i) or clause (iii) of the definition thereof) shall have occurred, the Note Interest Rate shall be the sum of (A) the lesser of (I) the Base Rate and (II) the Maximum Rate plus (B) the applicable Margin. For the avoidance of doubt, the “Note Interest Rate” for the Series 2012-VF1 Notes is subject to the definition of “Note Interest Rate” in the Base Indenture.”
(n)    Section 2 of the Indenture Supplement is hereby amended by deleting the definition of “Stressed Time Percentage” in its entirety and replacing such definition with the following:
““Stressed Time Percentage” means, for the Series 2012-VF1 Notes, Class A-VF1 Variable Funding Notes: 37.29%, Class B-VF1 Variable Funding Notes: 40.51%,

Class C-VF1 Variable Funding Notes: 44.86%, and Class D-VF1 Variable Funding Notes: 66.00%.”
(o)    Section 6 of the Indenture Supplement is hereby amended by deleting the last paragraph thereto in its entirety.
(p)    Section 9(a) of the Indenture Supplement is hereby amended by adding the following clause (xv) at the end of such Section 9(a):
“(xv)    the aggregate amount paid pursuant to the Derivative Agreement in the Derivative Agreement Account and the Cap Payment Amounts with respect to each Class of the Series 2012-VF1 Notes and the amount of Derivative Imbalance Required Reserve to be paid into and on deposit in the Derivative Reserve Account.”
(q)    The following section is hereby added as a new Section 19 to the Indenture Supplement:
“Section 19. Cap Payment Amount. In accordance with the terms and provisions of this Section 19 and Section 4.6 of the Base Indenture, the Indenture Trustee shall establish and maintain a Derivative Agreement Account and Derivative Reserve Account for the benefit of the Cap Payment Holders. If either of the Derivative Agreement Account or Derivative Reserve Account loses its status as an Eligible Account, the funds in such account shall be moved to an account that qualifies as an Eligible Account within fourteen (14) days. The Indenture Trustee shall deposit and withdraw available amounts from the Derivative Agreement Account and Derivative Reserve Account pursuant to, and to the extent required by, this Section 19.
On each Payment Date, the Indenture Trustee shall remit any amounts paid by the Derivative Counterparty in respect of the Derivative Agreement (and, in accordance with the immediately succeeding paragraph of this Section 19, any applicable amounts from the Derivative Reserve Account) to the Cap Payment Holders, 2012-VF1 Noteholders and the Depositor, as applicable, in the following order of priority: (i) first, to the Cap Payment Holder in respect of the Class A-VF1 Variable Funding Notes, an amount equal to the Cap Payment Amount for the Class A-VF1 Variable Funding Notes for the prior Interest Accrual Period; (ii) second, to the Cap Payment Holder in respect of the Class B-VF1 Variable Funding Notes, an amount equal to the Cap Payment Amount for the Class B-VF1 Variable Funding Notes for the prior Interest Accrual Period; (iii) third, to the Cap Payment Holder in respect of the Class C-VF1 Variable Funding Notes, an amount equal to the Cap Payment Amount for the Class C-VF1 Variable Funding Notes for the prior Interest Accrual Period; (iv) fourth, to the Cap Payment Holder in respect of the Class D-VF1 Variable Funding Notes, an amount equal to the Cap Payment Amount for the Class D-VF1 Variable Funding Notes for the prior Interest Accrual Period; (v) fifth, to increase the balance on reserve in Derivative Reserve Account to the extent necessary to remedy any

Derivative Imbalance; and (vi) sixth, with respect to any amounts remaining, to the Depositor as holder of the Owner Trust Certificate.
If the Series 2012-VF1 Note Balance is greater than the related Notional Amount on any Funding Date (such amount, the “Derivative Imbalance”), the Indenture Trustee shall withhold from any funding on such Funding Date an amount from such funding (and remit such withheld amounts from such funding to the Derivative Reserve Account) in amount necessary to cause the amounts on deposit in the Derivative Reserve Account to equal the Derivative Imbalance Required Reserve. The amounts on deposit in the Derivative Reserve Account will be used on each Payment Date to pay any shortfall in the Cap Payment Amount in accordance with this Section 19. If a Derivative Imbalance is unremedied for a period of fifteen (15) calendar days after a Responsible Officer of the Administrator obtains actual knowledge thereof or receives written notice (which may be electronic) thereof from the Indenture Trustee, any Cap Payment Holder or the Administrative Agent, upon the written approval of the Administrator and the Administrative Agents, the Indenture Trustee shall release such Derivative Imbalance Required Reserve to purchase an additional Derivative Agreement (which shall have the same “Cap Rate” as the original Derivative Agreement) with the Derivative Counterparty to cure such Derivative Imbalance. If, on any Funding Date, (x) the amounts on deposit in the Derivative Reserve Account exceed the Derivative Imbalance Required Reserve and (y) there are no outstanding unpaid Cap Payment Amounts (after giving effect to the use of any other amounts on deposit in the Derivative Reserve Account to pay such amounts as contemplated hereby), then, the Indenture Trustee shall remit such excess to the Depositor as holder of the Owner Trust Certificate on the such Funding Date.
Notwithstanding any of the foregoing, the Issuer shall not be responsible for the payment of any amounts in respect of the Derivative Agreement and the Derivative Counterparty shall not be entitled to any rights, benefits or privileges under the Base Indenture or any other Transaction Document other than as set forth in the Derivative Agreement.”
Section 2.    Amendment to the Note Purchase Agreement.
The first paragraph of the Note Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following paragraph:
“HLSS Servicer Advance Receivables Trust, a Delaware statutory trust (the “Issuer”), hereby sells to Barclays Bank PLC (the “Administrative Agent” and the “Purchaser”) the HLSS Servicer Advance Receivables Backed Notes, Series 2012-VF1, Class A-VF1 Notes (the “Class A-VF1 Variable Funding Notes”) with a Maximum VFN Principal Balance of $1,325,164,860, the HLSS Servicer Advance Receivables Backed Notes, Series 2012-VF1, Class B-VF1 Variable Funding Notes (the “Class B-VF1 Variable Funding Notes”) with a Maximum VFN Principal Balance of $26,113,506, the HLSS Servicer Advance Receivables Backed Notes, Series 2012-VF1, Class C-VF1 Variable Funding Notes (the “Class C-VF1 Variable

Funding Notes”) with a Maximum VFN Principal Balance of $27,547,698, and the HLSS Servicer Advance Receivables Backed Notes, Series 2012-VF1, Class D-VF1 Notes (the “Class D-VF1 Variable Funding Notes” and, together with the Class A-VF1 Variable Funding Notes, the Class B-VF1 Variable Funding Notes and the Class C-VF1 Variable Funding Notes, the “Notes”) with a Maximum VFN Principal Balance of $71,173,937.”
Section 3.    Conditions to Effectiveness of this Amendment.
This Amendment shall become effective upon the latest to occur of the following (the “Effective Date”):

(i)	the execution and delivery of this Amendment by all parties hereto;

(ii)	prior notice to the Note Rating Agency;

(iii)	receipt of written confirmation from S&P that this Amendment will not cause a Ratings Effect on any Outstanding Notes;

(iv)	the delivery of an Authorization Opinion; and

(v)	the delivery of an Issuer Tax Opinion.
Section 4.    Effect of Amendment. Except as expressly amended and modified by this Amendment, all provisions of the Indenture Supplement, the Base Indenture and the Note Purchase Agreement shall remain in full force and effect and all such provisions shall apply equally to the terms and conditions set forth herein. This Amendment shall be effective as of the Effective Date upon the satisfaction of the conditions precedent set forth in Section 4 hereof and shall not be effective for any period prior to the Effective Date. After this Amendment becomes effective, all references in the Indenture Supplement, the Base Indenture or Note Purchase Agreement to “this Indenture Supplement,” “this Indenture,” “this Note Purchase Agreement,” “hereof,” “herein” or words of similar effect referring to such Indenture Supplement, Base Indenture and Note Purchase Agreement shall be deemed to be references to the Indenture Supplement, the Base Indenture or Note Purchase Agreement, as applicable, as amended by this Amendment. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Indenture Supplement, the Base Indenture or Note Purchase Agreement other than as set forth herein.
Section 5.    Representations and Warranties. (a) The Purchaser hereby represents and warrants that as of the date hereof (i) it is the sole Holder of each of the Class A-VF1 Variable Funding Notes, the Class B-VF1 Variable Funding Notes, the Class C-VF1 Variable Funding Notes and the Class D-VF1 Variable Funding Notes, (ii) it is duly authorized to deliver this Amendment to the Indenture Trustee and such power has not been granted or assigned to any other Person, and (iii) the Indenture Trustee may conclusively rely upon this Amendment.
(b)    In its capacity as Note Registrar, the Indenture Trustee confirms that the Note Register reflects the Purchaser as the sole Holder of all Notes currently Outstanding under the Indenture

Supplement. Such Holder’s consent to the terms of this Amendment is evidenced by its signature hereto.
(c)    With the exception of the previously disclosed subpoena received from the Securities and Exchange Commission, HLSS hereby represents and warrants that as of the date hereof, no proceeding, investigation or litigation is before any court, tribunal or governmental body, nor to the knowledge of HLSS is threatened against HLSS, nor is there any such proceeding, investigation or litigation currently pending, nor, to the knowledge of HLSS, is any such proceeding, investigation or litigation threatened against HLSS that could reasonably be expected to have an Adverse Effect.
(d)    The Purchaser hereby acknowledges receipt of (i) Amendment No. 9 to Second Amended and Restated Series 2012-VF2 Indenture Supplement dated as of the date hereof and (ii) Amendment No. 9 to Second Amended and Restated Series 2012-VF3 Indenture Supplement dated as of the date hereof and consents to the transactions contemplated thereby.

Section 6.    Expenses. The Receivables Seller hereby agrees that in addition to any costs otherwise required to be paid pursuant to the Transaction Documents, the Receivables Seller shall be responsible for the payments of the reasonable and documented legal fees and out-of-pocket expenses of legal counsel to the Administrative Agent, the Noteholders, the Owner Trustee and the Indenture Trustee incurred in connection with the consummation of this Amendment and all other documents executed or delivered in connection therewith.
Section 7.    Representations; Ratifications Covenants: (a) In order to induce the Noteholders and the Administrative Agent to execute and deliver this Amendment, each of the Issuer, HLSS and, each for itself and for no other party, OLS and Servicer hereby represents and warrants to the Noteholders and the Administrative Agent that as of the date hereof it is in full compliance with all of the terms and conditions of the Indenture and the other Transaction Documents and no Default or Event of Default has occurred and is continuing under the Indenture or any other Transaction Documents.
(b)    The parties hereto ratify all terms of the existing Indenture other than those amended hereby, and ratify those provisions as amended hereby.
Section 8.    Entire Agreement. The Indenture Supplement and the Note Purchase Agreement, each as amended by this Amendment constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and fully supersede any prior or contemporaneous agreements relating to such subject matter.
Section 9.    Successors and Assigns. This Amendment shall be binding upon the parties hereto and their respective successors and assigns.
Section 10.    Section Headings. The various headings and sub-headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Indenture or any provision hereof or thereof.
Section 11.    GOVERNING LAW. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS AMENDMENT, THE RELATIONSHIP OF THE PARTIES HERETO, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICT OF LAW PROVISIONS THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
Section 12.    Recitals. The statements contained in the recitals to this Amendment shall be taken as the statements of the Issuer, and the Indenture Trustee (in each capacity) assumes no responsibility for their correctness. The Indenture Trustee makes no representation as to the validity or sufficiency of this Amendment (except as may be made with respect to the validity of its own obligations hereunder). In entering into this Amendment, the Indenture Trustee shall be entitled to the benefit of every provision of the Base Indenture and the Indenture Supplement relating to the conduct of or affecting the liability of or affording protection to the Indenture Trustee.
Section 13.    Owner Trustee Limitation of Liability. It is expressly understood and agreed by the parties hereto that (a) this Amendment is executed and delivered by Wilmington Trust Company, not individually or personally, but solely as Owner Trustee of the Issuer under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust Company but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Amendment.
Section 14.    Counterparts. This Amendment may be executed in one or more counterparts and by the different parties hereto on separate counterparts, including without limitation counterparts transmitted by facsimile, each of which, when so executed, shall be deemed to be an original and such counterparts, together, shall constitute one and the same agreement.
[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.
HLSS SERVICER ADVANCE RECEIVABLES TRUST, as Issuer
By: Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee

By:	Name: Title:

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary and not in its individual capacity

By:	Name: Title:

By:	Name: Title:

HLSS HOLDINGS, LLC, as Administrator and as Servicer (on and after the MSR Transfer Date)

By:	Name: Title:

OCWEN LOAN SERVICING, LLC, as a Subservicer and as Servicer (prior to the MSR Transfer Date)

By:	Name: Title:

NEW RESIDENTIAL INVESTMENT CORP.

By:	Name: Title:

BARCLAYS BANK PLC,
as Administrative Agent and as Purchaser and sole Holder of the HLSS Servicer Advance Receivables Trust, Advance Receivables Backed Notes, Series 2012-VF1 Class A-VF1 Variable Funding Notes, the Class B-VF1 Variable Funding Notes, the Class C-VF1 Variable Funding Notes and the Class D-VF1 Variable Funding Notes

By:	Name: Title:

Consented to for purposes of Section 6 of the Second Amended and Restated Series 2012-VF1 Indenture Supplement dated as of August 30, 2013, as amended
WELLS FARGO SECURITIES, LLC, as Administrative Agent in respect of the Series 2012-VF2 Notes

By:	Name: Title:

Consented to for purposes of Section 6 of the Second Amended and Restated Series 2012-VF1 Indenture Supplement dated as of August 30, 2013, as amended
CREDIT SUISSE AG, NEW YORK BRANCH, as Administrative Agent in respect of the Series 2012-VF3 Notes

By:	Name: Title: